Exhibit 99.1

            VaxGen Reports Phase I Clinical Trial Results of Anthrax
                               Vaccine Candidate

      BRISBANE, Calif. - March 2, 2004 - VaxGen, Inc. (Nasdaq: VXGN) today announced results of its Phase I trial of recombinant Protective Antigen anthrax vaccine, rPA102, at the International Conference on Emerging Infectious Diseases (ICEID) in Atlanta, Georgia. The double-blind, multi-center study, which began in June 2003, was designed to examine the safety and immune response of a range of doses of rPA102, and to compare them to Anthrax Vaccine Adsorbed (AVA), the anthrax vaccine currently licensed for use in the United States.

      In a presentation titled "Ascending Dose Safety and Immunogenicity Study of a Recombinant Protective Antigen (PA) Anthrax Vaccine (rPA102) [Slide Session No. 57](1)," researchers demonstrated that the immune responses to VaxGen's rPA102 at the higher doses (50 ug and 75 ug) were comparable to that of AVA, despite a 10-fold greater amount of aluminum adjuvant, an immune stimulant, in AVA.

      There was a clear relationship between the amount of rPA102 administered and the subsequent immune response, with antibody titers continuing to increase after the second and third administration of the vaccine candidate at each dose level. rPA102 was well-tolerated, with no evidence of dose-limiting toxicity or reactogenicity at any dose. Harry L. Keyserling, M.D., Professor of Pediatrics, Emory University School of Medicine, along with colleagues at St. Louis University Health Sciences Center, Johns Hopkins University Bloomberg School of Public Health, Baylor College of Medicine and VaxGen, conducted the research presented at ICEID.

      "Despite formulations that had a tenth of the adjuvant content, antibody responses at the higher dose levels of rPA102 were within the same range as those associated with AVA," said Dr. Keyserling, one of four principal investigators for the study. "We are encouraged to find that increasing concentrations of rPA102 elicited a greater immune response with no significant increase in reactions. It is also noteworthy that other recent studies demonstrated that animals given similar doses of rPA102 were protected against an aerosol challenge with anthrax spores."

      The Phase I study was funded by VaxGen's contract N01-AI-25494 with the National Institute of Allergy and Infectious Diseases (NIAID), a component of the National Institutes of Health (NIH). VaxGen plans to launch two Phase II trials of rPA102 this year, supported by separate NIAID funding, under contract N01-A1-30053. The first Phase II trial, scheduled to begin this month, is designed to determine the optimal concentrations of aluminum adjuvant and recombinant Protective Antigen (rPA) to induce an even greater immune response. (rPA is a

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(1) Keyserling HL, Gorse GJ, Keitel W, et al. Ascending dose safety and immunogenicity study of a recombinant protective antigen (PA) anthrax vaccine (rPA102). The International Conference on Emerging Infectious Diseases (ICEID), February-March 2004. Slide Session No. 57.
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purified protein designed to induce antibodies that neutralize anthrax toxins.)
A second Phase II trial, scheduled for later this year, is designed to determine the optimal dosing schedule of rPA102 for use before and after exposure to anthrax.

      "We look forward to advancing the development of rPA102 and to the potential opportunity to supply this strategically important vaccine to the U.S. and other approved governments and private customers," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer.

      About the Phase I Clinical Trial of rPA102

      The Phase I study was designed to evaluate the safety and immunogenicity of escalating doses of rPA102. The doses of rPA were escalated from 5 ug through 75 ug, and all doses were formulated with a standard amount of adjuvant (82.5 ug aluminum hydroxide). AVA, which served as a comparator in this trial, contains variable amounts of PA protein, as well as other components, adsorbed to 830 ug of aluminum adjuvant. One of four different rPA102 vaccine formulations (5, 25, 50, or 75 ug), or the AVA control, was administered to a total of 100 healthy adults, ages 18 to 40 years, at 4-week intervals.

      Local reactions, mostly arm pain, were more common with the AVA vaccine as compared to rPA102 (89.5% vs. 34.4%, p=0.003), whereas short-lived systemic reactions, mostly mild headache and fatigue, were more common with rPA102 (39% vs. 18%, p<0.001). Both AVA and rPA102 induced an immune response, with immunologic responses to rPA showing a clear dose-response relationship. Antibody levels continued to increase after the third injection of rPA102.

      About rPA102

      VaxGen's rPA102 is based on work conducted at the U.S. Army Medical Research Institute of Infectious Diseases. The vaccine combines the potential safety benefits of a product made through modern recombinant technology with efficacy demonstrated in animal models. The vaccine candidate cannot cause anthrax infection.

      VaxGen began developing rPA102 to address the need for an anthrax vaccine with an improved safety profile and a more practical dosing schedule compared to AVA. The approved dosing regimen for AVA requires six doses administered over an 18-month period. VaxGen's rPA102 is required to provide immunity with no more than three doses.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody through an alliance with Avanir Pharmaceuticals. VaxGen also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including
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VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of VaxGen's clinical development of rPA102, the ultimate safety and efficacy of rPA102 and VaxGen's ability or intentions to sell the vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to
Item 5 of the first Current Report on Form 8-K filed by VaxGen on December 2, 2003, under the headings "Risk Factors" and "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Media Contact:
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
Mobile: 650-238-4685 (at ICEID 3/1/04-3/3/04)
Office: 650-624-2304
kyip@vaxgen.com

Investor Contact:
Lance Ignon
Vice President, Corporate Communications
650-624-1041
lignon@vaxgen.com